Exhibit 99.1

Trex Company Reports First Quarter 2021 Results

─ First Quarter Residential Revenue Growth of 25% ─
─ Capacity Expansion to be Completed Ahead of Schedule ─
─ 36% Revenue Growth Expected in 2Q 2021 at Midpoint of Guidance ─
─ Reaffirms Full Year 2021 Incremental EBITDA Margin Guidance of 35% to 40% ─

First Quarter 2021 Highlights
- Consolidated net sales increased 23% to $246 million
- Diluted earnings per share of $0.42, up 17%
- EBITDA increased 20% to $71 million; EBITDA margin of 28.9%
- $46 million in share repurchases

WINCHESTER, Va.--(BUSINESS WIRE)--May 10, 2021--Trex Company, Inc. (NYSE:TREX), the world’s #1 brand of composite decking and railing and leader in high-performance, low-maintenance and eco-friendly outdoor living products and a leading national provider of custom-engineered commercial railing systems, today reported financial results for the first quarter ended March 31, 2021.

“Sustained demand for Trex Residential products and accelerated market share gains from wood drove first quarter sales growth, laying the foundation for another year of strong double-digit revenue growth in 2021. At the same time, capacity expansion at our new state-of-the-art manufacturing facility in Virginia is coming on faster than originally anticipated. We now expect all lines in our new plant to be fully operational by the end of May, thirty days ahead of schedule. When completed, our capacity expansion investment will provide approximately 70% more capacity when compared to 2019 volume levels and will give us an important competitive advantage in today’s dynamic composite decking marketplace. The additional capacity further reinforces our position as the industry leader and most efficient manufacturer of high-performance, wood-alternative decking and railing,” said Bryan Fairbanks, President and CEO.

First Quarter 2021 Results

Consolidated net sales for the 2021 first quarter were $246 million, 23% ahead of the 2020 first quarter. Trex Residential Products net sales increased 25% to $233 million, reflecting sustained broad-based demand and continued strong secular trends across the company’s outdoor living products and consumers’ increasing preference for environmentally sustainable products. Trex Commercial Products contributed $13 million to 2021 first quarter sales.

Gross margin for the quarter was 39% after absorbing the impact of start-up costs and increased depreciation related to the company’s capital expansion program, as well as inflationary pressures and reduced overhead absorption due to a fire at the Virginia facility. Gross margins for Trex Residential Products and Trex Commercial Products were 40.2% and 17.2%, respectively.

Selling, general and administrative expenses were $31 million, or 12.8% of net sales, compared to $35 million, or 17.3% of net sales, in the 2020 first quarter, reflecting lower branding spend and travel and entertainment expenses.

Net income for the 2021 first quarter was $49 million, or $0.42 per diluted share, representing increases of 14% and 17%, respectively, from net income of $42 million, or $0.36 per diluted share, reported for last year’s first quarter. EBITDA increased 20% to $71 million and EBITDA margin was 28.9%.

The company repurchased 504,275 shares of its outstanding common stock for $46 million under its stock repurchase program during the 2021 first quarter and has repurchased a total of 3.3 million shares under the current program.

Recent Developments and Recognitions

  Trex Company was named to Forbes’ 2021 List of America’s Best Mid-Size Companies, ranking #12 overall on this year’s list of 100 companies.
  For the 14th consecutive year, Trex topped Builder magazine’s annual Brand Use Study for “brand familiarity”, “brand used the most” and “brand used in the past two years” across both the composite/PVC decking and deck railings categories.
  For the 11th consecutive year, Trex has been named the “greenest” decking in the industry by the readers of Green Builder magazine and received the highest score for decking in the Green Builder Media Brand Index.
  Green Builder also named the company’s Signature® Railing as one of its “Hot 50 Products” for 2021, demonstrating that Trex’s leadership extends beyond its world-famous decking.
  Trex introduced NexTrex Packaging Label initiative, which allows for packaging to be branded with an official certification that it has been tested, verified, and certified as acceptable for recycling into high-performance Trex decking.

Summary and Outlook

“The dedication and collaboration of the Trex organization and our extended family of retailers, dealers, contractors and distributors has been the driving force in enabling us to report 25% higher residential sales while undertaking a transformational capacity expansion program and managing through the pandemic. We appreciate their efforts and the industry recognitions we regularly receive that honor Trex products for their performance, appeal and sustainability.

“As the recognized leader in product performance, aesthetics, quality and the use of 95% recycled content, Trex experienced robust demand, achieving broad-based growth across all of our residential product lines. In April, traffic to our Trex.com and Decks.com websites reached the same high levels that we usually see in June and July, our seasonally strongest months of the year, underscoring our brand leadership in the outdoor living category and the accelerated pace at which we are taking share from the traditional wood market.

“For the second quarter of 2021, we expect consolidated net sales to range from $295 million to $305 million, representing 36% year-over-year growth at the midpoint of the range. We also are reaffirming our guidance for full year 2021 incremental EBITDA margin of between 35% and 40%. We recently announced price increases on most products that will take effect August 2021. This mid-year pricing action was precipitated by increased inflation across many key raw materials and transportation,” Mr. Fairbanks concluded.

First Quarter 2021 Conference Call and Webcast Information

Trex will hold a conference call to discuss its first quarter 2021 results and other corporate matters on Monday, May 10, 2021 at 5:00 p.m. EDT. To participate on the day of the call, please dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website here. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products; the Company’s ability to obtain raw materials at acceptable prices; the Company’s ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; the impact of upcoming data privacy laws and the General Data Protection Regulation and the related actual or potential costs and consequences; material adverse impacts from global public health pandemics, including the strain of coronavirus known as COVID-19; and material adverse impacts related to labor shortages or increases in labor costs. Documents filed with the U.S. Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use the non-GAAP financial measure of earnings before interest, income taxes, depreciation and amortization (EBITDA) and EBITDA as a percentage of net sales, EBITDA margin, to assess performance. We consider EBITDA and EBITDA margin to be important supplemental indicators of our core operating performance because they eliminate many differences among companies in capitalization and tax structures, capital investment cycles and ages of related assets. We believe that the use of EBITDA and EBITDA margin helps investors gain a better understanding of our core operating results and future prospects consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to previous periods or forecasts. EBITDA should not be considered as an alternative to net income, as calculated in accordance with GAAP, and is not meant to be considered superior to or a substitute for our GAAP results.

Reconciliation of net income (GAAP) to EBITDA (non-GAAP) is as follows:

	Three Months ended March 31,
	2021	2020
	(000s omitted)
Net income	$48,545	$42,402
Interest income, net	(3)	(522)
Income tax expense	15,947	13,255
Depreciation and amortization	6,423	3,851
EBITDA	$70,912	$58,986

Net income as a percentage of net sales	19.8%	21.2%
EBITDA as a percentage of net sales (EBITDA margin)	28.9%	29.4%

About Trex Company

Trex Company is the world’s largest manufacturer of high-performance, low-maintenance wood-alternative decking and railing, with nearly 30 years of product experience. The #1 brand in outdoor living is proud to be named to Fortune magazine’s 2020 list of the world’s 100 Fastest-Growing Companies and to Forbes’ 2021 List of America’s Best Mid-Size Companies. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. Also, Trex is a leading national provider of custom-engineered railing systems for the commercial and multi-family market, including performing arts venues and sports stadiums. For more information, visit trex.com.

TREX COMPANY, INC.

Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
	(Unaudited)

Net sales	$245,524	$200,395

Cost of sales	149,723	110,699

Gross profit	95,801	89,696

Selling, general and administrative expenses	31,312	34,561

Income from operations	64,489	55,135

Interest income, net	(3)	(522)

Income before income taxes	64,492	55,657

Provision for income taxes	15,947	13,255

Net income	$48,545	$42,402

Basic earnings per common share	$0.42	$0.37

Basic weighted average common shares outstanding	115,663,366	116,259,058

Diluted earnings per common share	$0.42	$0.36

Diluted weighted average common shares outstanding	116,017,400	116,647,442

Comprehensive income	$48,545	$42,402

TREX COMPANY, INC.

Condensed Consolidated Balance Sheets
(In thousands, except share data)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets:

Cash and cash equivalents	$8,221	$121,701
Accounts receivable, net	309,527	106,748
Inventories	75,012	68,238
Prepaid expenses and other assets	17,322	25,310
Total current assets	410,082	321,997
Property, plant and equipment, net	378,167	336,537
Goodwill and other intangible assets, net	73,560	73,665
Operating lease assets	33,672	34,382
Other assets	4,809	3,911
Total assets	$900,290	$770,492

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$39,167	$38,622
Accrued expenses and other liabilities	55,058	62,331
Accrued warranty	5,400	5,400
Line of credit	136,000	-
Total current liabilities	235,625	106,353

Operating lease liabilities	27,420	28,579
Non-current accrued warranty	24,145	24,073
Deferred income taxes	22,956	22,956
Total liabilities	310,146	181,961

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 180,000,000 shares authorized; 140,643,173 and 140,577,005 shares issued and 115,361,396 and 115,799,503 shares outstanding at Mach 31, 2021 and December 31, 2020, respectively	1,406	1,406
Additional paid-in capital	124,678	126,087
Retained earnings	785,856	737,311
Treasury stock, at cost, 25,281,777 and 24,777,502 shares at March 31, 2021 and December 31, 2020, respectively	(321,796)	(276,273)
Total stockholders’ equity	590,144	588,531
Total liabilities and stockholders’ equity	$900,290	$770,492

TREX COMPANY, INC.

Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended March 31,
	2021	2020

Operating Activities
Net income	$48,545	$42,402
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	6,423	3,851
Stock-based compensation	2,176	2,775
Gain on disposal of property, plant and equipment	(98)	(123)
Other non-cash adjustments	77	32
Changes in operating assets and liabilities:
Accounts receivable	(202,781)	(162,780)
Inventories	(6,774)	(2,610)
Prepaid expenses and other assets	(809)	1,059
Accounts payable	10,494	8,865
Accrued expenses and other liabilities	(14,453)	(14,089)
Income taxes receivable/payable	14,626	11,850

Net cash used in operating activities	(142,574)	(108,768)

Investing Activities
Expenditures for property, plant and equipment	(58,093)	(22,733)
Proceeds from sales of property, plant and equipment	293	2,136

Net cash used in investing activities	(57,800)	(20,597)

Financing Activities
Borrowings under line of credit	142,000	36,500
Principal payments under line of credit	(6,000)	(8,000)
Repurchases of common stock	(49,566)	(42,929)
Proceeds from employee stock purchase and option plans	460	300

Net cash provided by (used in) financing activities	86,894	(14,129)

Net decrease in cash and cash equivalents	(113,480)	(143,494)
Cash and cash equivalents at beginning of period	121,701	148,833

Cash and cash equivalents at end of period	$8,221	$5,339

Contacts

Dennis Schemm
Senior Vice President and CFO
540-542-6300

Lynn Morgen/Viktoriia Nakhla
ADVISIRY Partners
212-750-5800